Exhibit 21

Horace Mann Educators Corporation

Insurance Subsidiaries, Other Significant Subsidiaries and

Their Respective States of Incorporation or Organization

December 31, 2016

Insurance Subsidiaries:

Educators Life Insurance Company of America - Illinois

Horace Mann Insurance Company - Illinois

Horace Mann Life Insurance Company - Illinois

Horace Mann Lloyds - Texas

Horace Mann Property & Casualty Insurance Company - Illinois

Teachers Insurance Company - Illinois

Other Subsidiaries:

ABM Service Corporation - Delaware

Horace Mann General Agency, Inc. - Texas

Horace Mann Investors, Inc. - Maryland

Horace Mann Lloyds Management Corporation - Texas

Horace Mann MGA and Brokerage of Florida Inc. - Florida

Horace Mann Service Corporation - Illinois